Exhibit 10.8

Employment Agreement

Agreement effective October 1, 2003, between MapInfo Corporation, One Global View, Troy, New York 12180 ("MapInfo" or "Company"), and GEORGE MOON ("Moon").

EMPLOYMENT AND TERM
1.1

Upon execution of this Employment Agreement (the "Agreement"), it is hereby acknowledged that this agreement and any exhibits hereto, constitute the entire understanding between the parties, and all previously executed employment agreements, together with any addendums previously executed by both parties, are hereby null and void. No waiver or modification of the terms hereof shall be valid unless in writing and signed by both parties and only to the extent therein set forth.

1.2	MapInfo agrees to continue employment of Moon, and he agrees to serve as MapInfo's Chief Technology Officer.
1.3

Moon shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible for effective sales/profit operation of the company, as well as the growth of the business, subject to the control, discretion and approval of the Chief Executive Officer. In the performance of his duties, he shall make his office in the Canadian Office of MapInfo.

1.4	Term. The term of this Agreement shall begin on October 1, 2003, and continue until September 30, 2006, unless terminated earlier pursuant to Section 5 below.

COMPENSATION AND BENEFITS
2.1

The Company shall pay to Moon a base salary of not less than Two Hundred Eighty Thousand Canadian Dollars ($C280,000) per annum, in accordance with the standard payroll practices of the Company. During the term of this Agreement, Moon's base salary may be adjusted as approved by the Company Board of Directors.

2.2

While he is employed, Moon will be eligible to earn incentive compensation in accordance with the MapInfo Executive Incentive Compensation Program (hereafter, "MEICP") based on the Company's and Moon's performance during each fiscal year as follows:

2.2.1

An additional Thirty-Four Percent (34%) of Moon's annual base salary may be earned per MapInfo's fiscal year (October 1 through September 30), for achieving targeted Company objectives and up to Ninety Five Percent (95%) of base salary will be earned for achieving above targeted objectives as outlined each fiscal year in Moon's approved MEICP. The incentive compensation will be paid in accordance with the schedule which MapInfo publishes each fiscal year; and

	2.2.2	Moon's annual incentive compensation target may be increased from time to time in accordance with the normal business practices of the Company.
2.3

The Company shall reimburse Moon for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, payable in accordance with the standard expense account procedures of MapInfo.

2.4

Moon shall be entitled to participate on the same basis, subject to the same qualifications, as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect with respect to other employees of the Company, in accordance with the written terms of said plans which shall be controlling.

2.5

If, during the term of this Agreement, Moon has or would have completed a minimum of ten (10) years' service with MapInfo and resigns or is terminated by MapInfo without cause or MapInfo gives notice not to renew the Agreement, Moon may continue his existing healthcare insurance coverage (which will include medical and dental) subject to the conditions set forth below:

	2.5.1	If Moon elects continued healthcare insurance coverage, he shall in writing notify MapInfo of his selection within sixty (60) continuous days of the effective date of his termination.
2.5.2

If Moon timely elects continued healthcare insurance coverage, Moon's cost for coverage will be equal to the lesser of (i) 30% of the applicable COBRA premium charged for similar coverage or (ii) 110% of the cost charged to active employees for similar coverage; provided, however, in no event will Moon's cost for such coverage be greater than 50% of the total employer/employee cost for such coverage.

2.5.3.

In the event that Moon's participation in any such plan, program, or arrangement of the Company or successor company is prohibited, the Company or successor company will arrange to provide Moon with benefits substantially similar to those which Moon would have been entitled to receive under such plan, program, or arrangement, for the same period that MapInfo or the successor company provides healthcare insurance benefits to active employees.

2.6

At the expiration of this Agreement (September 30, 2006), the Agreement will automatically extend for a period of one year, unless MapInfo gives timely notice of non-renewal as stated below. If a party intends not to renew this Agreement upon its expiration, that party will give the other party one year's advance written notice (by September 30, 2005). If either the Company or Moon decide not to renew the employment relationship, Moon shall be paid as severance pay an amount equal to his highest annual remuneration (consisting of base salary and actual incentive compensation) during the immediate preceding five (5) years. Receipt of this severance payment shall be contingent upon Moon's execution of a General Release substantially in the format attached hereto as Exhibit "A."

3.     INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION

Moon reaffirms his previously executed attached Employee Intellectual Property, Confidential Information and Non-Competition Agreement.

4. IRREPARABLE INJURY
4.1

Both parties hereto recognize that the services to be rendered by Moon during the term of his employment are special, unique and of extraordinary character, and Moon acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

4.2

In the event of a breach or threatened breach by Moon of the provisions of said Section 3, MapInfo shall be entitled to an injunction restraining Moon from violating the terms thereof, and from providing any confidential information to any person, firm, corporation, association or other entity, whether or not Moon is then employed by, or an officer, director, or owner thereof.

4.3	Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Moon.

5.     EARLY TERMINATION

Definitions for purposes of this Agreement:

"Cause" shall be defined and limited to (i) the willful and continued failure by Moon to substantially perform his duties hereunder (other than any such failure resulting from Moon's incapacity due to physical or mental illness), (ii) conviction for any crime other than simple offenses or traffic offenses; (iii) breach of Moon's fiduciary responsibilities to the Company; (iv) conduct reflecting moral turpitude; (v) commission of fraud, embezzlement, theft or misappropriation of Company funds or property, or gross misconduct in Moon's dealings with or on behalf of the Company; (vi) violation of federal securities laws; and/or (vii) breach of any duty of confidentiality owed the Company.

"Change in Control of the Company" shall mean an acquisition (directly or indirectly) resulting in more than 50% of the Company's voting stock or assets being acquired by one or more entities that thereby gain management control of the Company. This section shall govern in case of any conflict between the wording of this Agreement and the wording of the plan under which any stock options were granted to Moon.

"Good Reason" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after Moon has given written notice of such noncompliance to the Company.

"Notice of Termination" shall mean a written notice to the other party that Moon is terminating or to be terminated for one of the reasons set forth in this Agreement.

5.1	Moon's employment hereunder may be terminated prior to the Contract Expiration Date under any one of the following circumstances:
	5.1.1	the death of Moon;
	5.1.2	a mental, physical or other disability or condition of Moon which renders him incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;
	5.1.3	by Moon for either (i) Good Reason or (ii) a Change in Control of the Company;
	5.1.4	by the Company for Cause.
5.2	Any termination of Moon's employment by the Company or by Moon shall be communicated by written Notice of Termination to the other party hereto.
5.3	"Date of Termination" shall mean:
	5.3.1	if Moon's employment is terminated by his death, the date of his death;
5.3.2

if Moon's employment is terminated by reason of the event specified in subsection 5.1.2. above, sixty (60) days after Notice of Termination is given (provided that Moon shall not have returned to the performance of his duties on a full-time basis during such sixty-day period);

	5.3.3	if Moon's employment is terminated for Cause pursuant to subsection 5.1.4. above, the date the Notice of Termination is given or later, if so specified in such Notice of Termination; and
	5.3.4	if Moon's employment is terminated for any other reason, the date on which a Notice of Termination is given.
5.3.5

In the event of reasons specified in subsection 5.2.1 rendering Moon incapable of performing his obligations under this agreement for a period of three consecutive months, the company would be entitled to find a permanent replacement of his position; however, Moon's entitlement to any short term disability or long term disability would continue as specified in the MapInfo Canada Corporation health benefit plan. In the event Moon should cease to be disabled and a suitable position is not available for Moon within the company, then he would be considered terminated without cause.

5.4

If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date fixed, either by arbitration award or by a final judgment, order or decree of a court of competent jurisdiction.

6. COMPENSATION UPON EARLY TERMINATION OR DISABILITY
6.1

During any period that Moon fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Moon shall continue to receive his full base salary at the rate then in effect for such period until his employment is terminated pursuant to 5.1.2 above, provided that payments so made to Moon during the disability period shall be reduced by the sum of the amounts, if any, payable to Moon at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

6.2	If Moon's employment is terminated by his death, the Company shall have no further payment obligations to Moon other than those arising from his employment prior to his death.
6.3

If Moon's employment shall be terminated for Cause, the Company shall pay Moon his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Section 2.2 through the Date of Termination. Thereafter, the Company shall have no further obligations to Moon under this Agreement.

6.4

If Moon terminates his employment by resigning, the Company shall pay Moon as severance pay an amount equal to his base salary for a period of six (6) months at the rate in effect when the notice of resignation is given provided Moon executes a General Release substantially in the format of the document attached hereto as Exhibit "A."

6.5	If Moon's employment shall be terminated for Good Reason as specified in Section 5.1.3(i) above, then:
	6.5.1	MapInfo will pay Moon as severance a lump-sum payment equivalent to his actual highest annual base salary plus actual incentive compensation achieved during the immediate past five-year period; and
	6.5.2	The Company shall continue Moon's health and dental insurance coverage for the one year period following the Date of Termination on the same terms as provided to other MapInfo employees; and
	6.5.3	Provision of the above severance payments and benefits shall be contingent upon Moon's execution of a General Release substantially in the format of the document attached hereto as Exhibit A."
6.6

Upon any change in control of the Company, where Moon is not the surviving Chief Technology Officer, or is offered a position not acceptable to him, then, at his option, his employment shall terminate upon such change in control, and:

6.6.1

the controlling company shall pay Moon as severance a lump-sum payment equivalent to his highest two-years' base salary plus actual incentive compensation achieved during the immediate past five-year period;

	6.6.2	the controlling company shall continue Moon's health and dental insurance coverage for the applicable period stated in section 6.6.1 on the same terms as provided to other company employees; and
6.6.3

provision of the above severance payments and benefits shall be contingent upon Moon's execution of a Reasonable General Release of the controlling company, which is prepared by the controlling company.

6.7

Upon any change in control of the Company, all unexpired and unvested options of Moon to purchase common stock of MapInfo shall immediately vest as of the date of such change in control, for such period of time and upon such terms as are provided in the plan under which the options were granted.

7.     NOTICES

All communications and notices hereunder shall be in writing and either personally delivered or mailed to the party at the address set forth in the records of the company. Notices to MapInfo shall be addressed to the attention of the Chairman of MapInfo Corporation, with a copy to the President and CEO of MapInfo Corporation.

8. SUCCESSORS
8.1

Under this Agreement, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the Company's business and/or assets, will be required to expressly assume and agree to comply with this Agreement in the same manner and to the same extent that the Company would be required to comply as if no such succession had taken place. Failure of the Company (or any successor to its business and/or assets) to obtain such agreement prior to the effectiveness of any such succession shall, at Moon's option to treat it as such, be a breach of this Agreement, except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

8.2

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Section 8, this Agreement may not be assigned by either of the parties hereto. If Moon should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Moon's designee or, if there be no such designee, to Moon's estate.

9. ARBITRATION
9.1

Except as otherwise provided in Section 4 above, any dispute or claim relating to or arising out of employment with the Company, whether based on contract (including the interpretation of this Agreement), tort, alleged discrimination or harassment under any federal (including the Age Discrimination in Employment Act of 1967), state or local law, alleged whistleblowing, alleged retaliation or otherwise, but not including statutory claims of workplace injury and workers compensation, shall be referred to final and binding arbitration in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose. The AAA Rules can be accessed on the Internet at www.adr.org.

9.2	A party who wants to refer a dispute or claim to arbitration will file a notice to arbitrate with the AAA and simultaneously send a copy of the notice to the other party.
9.3	MapInfo will pay the AAA filing fee. The parties will jointly and in equal shares pay the arbitrator's fees.
9.4

The parties will mutually agree on an arbitrator within fourteen (14) days of the filing of the notice to arbitrate with the AAA. If the parties fail to agree on an arbitrator, an arbitrator will be selected from the list of arbitrators provided by the AAA and in accordance with the AAA's arbitrator-selection rules and procedures.

9.5

The arbitrator will permit each party such discovery as the arbitrator deems appropriate in the circumstances of the claims. In exercising his or her discretion regarding discovery, the arbitrator will be guided by the Federal Rules of Procedure as applied and interpreted by the federal courts in the Second Circuit.

9.6	The arbitration hearing will be held in the Albany metropolitan area (which includes MapInfo's corporate office located in Troy. New York, if the parties so agree).
9.7	The arbitrator shall have the authority to determine the dispute or claim, and may grant any relief authorized by law or as the arbitrator deems just and equitable.
9.8

The arbitrator will issue within twenty-one (21) days of the arbitration hearing a written determination and award which will set forth the arbitrator's findings of fact and conclusions of law in support of the determination and award.

9.9	The parties will accept the arbitrator's determination and award as final and binding.
9.10

Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if a notice to arbitrate is not filed with the AAA within six (6) months of the date the claim or dispute first arose.

9.11

Moon confirms that he has had up to twenty-one (21) days to consider this waiver of his right to a trial and the courts of the U.S. and also has been informed of his right to revoke this waiver within seven (7) days of executing this Agreement. Moon further confirms he has agreed to this waiver freely and voluntarily.

10     GOVERNING LAW AND FORUM

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law provisions thereof, and the parties herein consent to the exclusive jurisdiction of the New York State Supreme Court, County of Rensselaer, or the United States District Court for the Northern District of New York, as may be applicable, for disputes and claims not subject to arbitration under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

MAPINFO CORPORATION
/s/ George Moon GEORGE MOON Chief Technology Officer Date:	/s/ Mark Cattini MARK CATTINI President and Chief Executive Officer Date:

Exhibit A

SEPARATION AGREEMENT

RELEASE AND WAIVER OF CLAIMS

This Separation Agreement (the "Agreement"), effective as of [date] by and between [name] (hereafter "you" or "your"), currently residing at [address] and MapInfo Corporation, a Delaware corporation with principal offices at One Global View, Troy, New York 12180-8399, its subsidiaries or affiliated entities (hereafter "MapInfo") is made to evidence the following:

  CESSATION OF EMPLOYMENT - Effective [date] your employment with MapInfo will end. This Agreement will evidence your acceptance of the following payment terms and package in final settlement of all matters of any kind, and set forth the obligations of both MapInfo and you. [Date] is your last day of employment for purposes of determining the period in which your vested stock options may be exercised by you in accordance with stock option agreements entered into when your options were awarded.

  FINAL COMPENSATION AND BENEFITS - MapInfo and you agree that, in consideration of your agreement to, and ongoing compliance with, the express terms and conditions of this Separation Agreement, Release and Waiver of Claims (the "Agreement"), MapInfo will pay or provide you:

       2.1     A lumpsum amount equivalent to your regular monthly base salary, which we record and agree is [amount in words] $_____.00 (or annualized as $_____.00) for a period of [months]. This payment will be subject to withholding and will be paid by [insert date].

       2.2     An amount of [amount in words] $_____.00 as incentive compensation for the period [insert]. This amount will be subject to withholding, and will be paid in four equal installments at the same time as MapInfo's pays quarterly incentive pay to other executives in accordance with the schedule of payment determined for this period.

       2.3     The monthly premiums of your medical and/or dental benefits under the current group plan for a period of twelve (12) months after your last day of employment provided you do not revoke this Agreement. The continuation of your medical and dental insurance benefits will count towards your entitlement to continued medical benefits under COBRA.

       2.4     After the expiration of the period stated in paragraph 2.3 above, your healthcare insurance coverage will be continued, provided you had or would have completed a minimum of ten (10) years of service with MapInfo during the term of this Agreement and you elect to do so within sixty (60) continuous days of the date your employment terminates. Your cost for coverage will be equal to the lesser of (i) 30% of the applicable COBRA premium charged for similar coverage or (ii) 110% of the cost charged to active employees for similar coverage; provided, however, in no event will your cost for such coverage be greater than 50% of the total employer/employee cost for such coverage. In the event that your participation in any such plan, program, or arrangement of MapInfo or successor company is prohibited, MapInfo or successor company will arrange to provide you with benefits substantially similar to those which you would have been entitled to receive under such plan, program, or arrangement, for the same period that MapInfo or the successor company provides healthcare insurance benefits to active employees.

       2.5     The above lumpsum payments and benefits will be made provided you have not revoked this Agreement.

  SUFFICIENT CONSIDERATION - You agree that you would not have been entitled to the above payment(s) and benefits, either individually or separately, but for your executing this Agreement, and that such payments or benefits constitute sufficient consideration for this Agreement and General Release.

  RETURN OF WORK PAPERS; CONFIDENTIALITY AND NON-COMPETITION; AND NON-DISPARAGEMENT

       4.1     You represent and warrant that you will, immediately upon termination of employment deliver to MapInfo all documents, equipment, keys, identification badge, financial reports, financial analyses, programs, processes, items and data of any nature pertaining to your work with the MapInfo, and any other materials or documents that may constitute MapInfo's property including its Confidential Information. You further agree to forward to MapInfo thereafter any additional MapInfo property and/or Confidential Information that is identified and by you and in your control possession.

       4.2     During the course of your employment, it is agreed that you learned or became aware of trade secrets and other confidential information concerning MapInfo business. You agree not to publish, disclose or use any trade secrets or confidential information regarding MapInfo. For purposes of this provision, "Confidential Information" shall include: trade secrets including but not limited to information about sales, financial reports, customers and customer lists, prices, accounting and reporting matters, sales and marketing plans, promotions and ideas; and opinions and background information about directors, executives, and other MapInfo personnel.

       4.3     You and MapInfo mutually covenant and agree not to hereafter engage in conduct that involves the making or publishing of written or oral statements/remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the other party, including its management, or of any individual executive, director, manager or associate thereof. This provision covers statements and comments made on the Internet media (including, but not limited to web pages, e-mail and or "chat rooms"), newspapers, radio, television, cable and satellite programs. You further understand and acknowledge that you shall be liable in damages for your breach of this provision, and because actual damages may be difficult to ascertain, you further agree that you shall be individually liable for liquidated damages, not as a penalty, in the amount of Ten Thousand Dollars and No Cents ($10,000) for each future publication and/or breach of this Non-Disparagement Clause on your part.

       4.4      For a period of one year after the date you employment terminates under this Agreement, and in exchange for the payments and benefits provided to you under paragraph 2 hereof, you shall not work for, consult with or directly or indirectly perform any services relating to aCRM, GIS or LBS, or for any other business in which MapInfo is or may become involved during my period of employment with MapInfo, for Competitors of MapInfo (including their successors, assigns, present or future subsidiaries, and organizations controlled by, controlling or under common control with them). "Competitors" of MapInfo are any entities that are engaged in aCRM, GIS or LBS or any other business in which MapInfo may become involved. Competitors of MapInfo include, but are not limited to, the following:

                 Environmental Systems Research Institute, Inc. (ESRI); Autodesk, Inc.; Intergraph Corporation; Microsoft Corporation; Acxiom Corporation; VNU; Tele Atlas N.V.; Webraska Mobile Technologies; SignalSoft Corporation; Intrado, Inc. General 5 Data Modeling and Statistical Analysis Inc.; and Kivera, Inc. [this list will be modified or expanded to be current as of the date of executing this Release]

            For the purposes of this provision:

                 The term "aCRM" means Analytical Customer Relationship Management which is computer software, data and methodologies that enable enterprises to perform analysis, manage customer relationships and/or improve operational efficiencies by combining demographic data with location-based information, including, but not limited to, store, customer and competitor locations;

                 The term "GIS" means Geographic Information Services which is computer software and data and methodologies involving the storage and manipulation of electronic maps and related data and the output therefro; and.

                 The term "LBS" means Location-Based Services which is computer software and data and methodologies that store, use and manipulate information relating to the location of an electronic or other information device.

       4.5     In consideration of the Compensation, you shall not, for a period of one year of this Agreement, directly or indirectly, solicit for employment with either yourself or a third party, any MapInfo employee employed by MapInfo as of [insert date].

  GENERAL RELEASE AND FULL SATISFACTION OF CLAIMS

     5.1     You knowingly and voluntarily release and forever discharge MapInfo, and any and all of its subsidiaries or related entities, as well as its directors, officers, agents, employees and their successors and assigns (collectively "MapInfo"), of and from any and all claims, known and unknown, which you (including, but not limited to any legal representative or other with legal right to pursue your claims) have or may have against MapInfo as of the date of execution of this Separation Agreement and Release, including, but not limited to, any claim for breach of or other payment(s) or benefit(s) under the Employment Agreement between you and MapInfo [insert date of current employment contract], and/or any alleged violation of: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the Family and Medical Leave Act of 1993; the New York State Human Rights Law, and any other local, county or municipal human rights or employment discrimination law, tort (whether intentional, negligent, or otherwise), or any claim for damages, costs, fees, or other expenses including attorneys' fees incurred in these matters, including legal fees to review and advise you regarding this Agreement. This release does not cover any claims relating to the enforcement by you of the conditions and terms contained in this Agreement.

     5.2     You agree to accept this Agreement in full and complete satisfaction of all compensation (base salary, incentive compensation, stock options, severance, vacation, sick pay, etc.), and all claims and other causes of action of any kind whatsoever against MapInfo (as defined in 4.1) arising up to and including the termination of your employment, except those relating to or based upon MapInfo's performance under this Agreement. Further, you agree that you shall indemnify, defend and hold MapInfo harmless from and against any and all claims, damages and expenses (including reasonable attorneys' fees) for any breach by you or anyone acting on your behalf, of this Section 4 release or any other of your obligations under this Agreement.

          YOU UNDERSTAND THAT THIS IS A TOTAL AND COMPLETE WAIVER AND RELEASE OF ALL CLAIMS (NOT RELATED TO MAPINFO'S BREACH OF THIS AGREEMENT) THAT YOU HAVE OR MAY HAVE AGAINST MAPINFO.

     5.3     MapInfo hereby agrees to waive, and not to sue or otherwise pursue in any court or other forum, any and all alleged causes of action, claims or rights, administrative action or proceeding of any kind against you, including any claims arising out of your employment or the termination of your employment, except those based upon or relating to the enforcement of your performance of the terms and conditions contained in this Agreement. However, this shall not apply to any matter of which MapInfo has no present knowledge. MapInfo may withhold payments granted hereunder if you are in breach of the terms, covenants or conditions contained in this Agreement.

6.     OTHER PROVISIONS

     6.1     Unless you direct otherwise, in response to any reference inquiries MapInfo will only release dates of employment and positions held, such references to be directed to MapInfo's Group Vice President of Human Resources, [insert name]. If you do request in writing that we provide a written reference or recommendation beyond the information mentioned above, be advised that it is MapInfo's policy that this would need to be approved by the Group Vice President of Human Resources prior to being released to anyone.

     6.2     You agree not to seek employment with MapInfo at any time in the future unless MapInfo and you mutually agree that it would be mutually beneficial.

     6.3     This Agreement shall be binding upon and inure to the benefit of MapInfo (including its directors, officers and employees) and you as applicable, its and your heirs, executors, assigns and administrators.

6.4     This Agreement shall be governed by and construed in accordance with the laws of the State of New York. It is hereby agreed that Supreme Court Rensselaer or Albany County, or Federal District Court Northern District of New York, shall be the proper and sole jurisdictions for resolution of any disagreements regarding any of the terms and conditions contained herein.

6.5     The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

     6.6     This document contains the entire agreement by MapInfo and you regarding your remaining employment and termination of employment, and constitutes the sole and complete understanding and obligations of MapInfo to you. This Agreement further replaces any and all previously executed employment agreements between you and MapInfo, which agreements will become null and void on the effective date of this Agreement.

7.     YOUR RIGHTS

     7.1     Time to Consider. YOU HAVE 21 DAYS FROM YOUR RECEIPT OF THIS AGREEMENT TO CONSIDER THIS OFFER. THE PARTIES AGREE THAT ANY CHANGES TO THIS OFFERED AGREEMENT WILL NOT RESTART THE 21-DAY PERIOD.

     7.2     Right to Revoke.     AFTER SIGNING THIS AGREEMENT, YOU MAY REVOKE IT WITHIN 7 DAYS OF THE DATE YOU EXECUTED, SUCH REVOCATION TO BE IN WRITING SENT VIA CERTIFIED MAIL, POST MARKED BY THE 7TH DAY AND ADDRESSED TO [INSERT NAME] AT MAPINFO CORPORATION, ONE GLOBAL VIEW, TROY, NEW YORK 12180.

     7.3     Advice of Counsel.     MAPINFO HAS ADVISED YOU OF YOUR RIGHT TO OBTAIN THE ADVICE OF LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT, AND YOU REPRESENT TO MAPINFO THAT YOU HAVE EITHER OBTAINED SUCH ADVICE OR WILLINGLY DECIDED AGAINST ENGAGING COUNSEL.

IN WITNESS OF the foregoing, the undersigned have executed this Agreement in duplicate originals effective as of the date first set forth above.

THIS IS AN AGREEMENT FOR RELEASE AND WAIVER OF CLAIMS.

     MAPINFO CORPORATION

By: _           _________________________________

[Name of duly authorized executive]               [Name of executive employee]

[Job title of duly authorized executive]               Dated:___________________________

Dated:_____________________________

WITNESSED BY:                              WITNESSED BY:

___________________________________               _________________________________

DATED: ___________________________               DATED: _________________________